Exhibit 99.1

URANIUM RESOURCES, INC.

PRESS RELEASE FOR IMMEDIATE RELEASE

LEWISVILLE, TEXAS	OTCBB SYMBOL-URIX
April 10, 2006

Uranium Resources, Inc. Announces Reverse Split of Its

Common Stock at a Ratio of 1 for 4.

LEWISVILLE, Texas—Monday April 10, 2006—Uranium Resources, Inc. (OTCBB:URIX) (the “Company”) announced today that it would effect a reverse split of the shares of its common stock at a ratio of 1 for 4. The stockholders of the Company approved the reverse split at its 2005 Annual Meeting of Stockholders held on June 1, 2005. The reverse stock split will be effective after the close of business on April 10, 2006, and the Company’s common stock will begin trading on a reverse split basis on April 11, 2006 under the symbol “URRE.”

Fractional shares of stock will not be issued as a result of the reverse split. Stockholders who would otherwise receive a fractional share of common stock will be entitled to receive cash in lieu of fractional shares. Corporate Stock Transfer is the Company’s transfer agent and will act as the exchange agent for the purpose of implementing the exchange of stock certificates in connection with the reverse split.

As of March 31, 2006, the Company had 164,224,093 shares of common stock issued and outstanding. After giving effect to the reverse split, there will be approximately 41,056,023 shares of common stock issued and outstanding. The exercise or conversion price and/or the number of shares of common stock issuable under the Company’s outstanding options and any other similar rights or securities will be proportionately adjusted upon the reverse stock split based on the same ratio used with regard to common stock outstanding.

More information about the reverse split is available in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 2, 2005.

This press release contains “forward-looking statements.” These include, without limitation, statements relating to future mining plans, production and other such matters. The words “expect,” “anticipate,” “estimate,” or “plans” and similar expressions identify forward-looking statements. Such statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. The Company does not undertake to update, revise or correct any of the forward-looking information. Factors that could cause actual results to differ materially from the Company’s expectations expressed in the forward-looking statements include, but are not limited to, the following: industry conditions; volatility of uranium prices; operational risks; potential liabilities, delays and associated costs imposed by government regulation (including environmental regulation); inability to raise the funds for the substantial capital expenditures required to fund operations; and risks related to exploration and developmental drilling. For a more complete explanation of these various factors, see “Cautionary Statements” included in the Company’s latest Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.

The Company is a Dallas-area-based uranium mining company whose shares are quoted on the OTC Bulletin Board under the symbol URIX, as of April 11, 2006 its shares will be quoted on the OTC Bulletin Board under the symbol URRE. The Company specializes in in situ solution mining and holds mineralized uranium materials in South Texas and New Mexico.

CONTACTS:	Paul K. Willmott, President, or
Thomas H. Ehrlich, Vice President – CFO
Uranium Resources, Inc.
(972) 219-3330